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                                                                     Exhibit 2.2
                                First Amendment
                                      to
                              Purchase Agreement
                                      and
                             Additional Agreements

     THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (the "Amendment"), dated as of this 29/th/ of June, 2001, is made among Material Sciences Corporation ("MSC"), a Delaware corporation, with its principal office at 2200 East Pratt Boulevard, Elk Grove Village, IL 60007, MSC Specialty Films, Inc. ("MSC/SFI"), a California corporation and wholly-owned subsidiary of MSC, with its principal office at 4540 Viewridge Avenue, San Diego, CA 92123 (MSC and MSC/SFI, collectively, herein the "MSC Parties"), and Bekaert Corporation ("Bekaert"), a Delaware corporation and wholly-owned subsidiary of N.V. Bekaert S.A., with its principal office at 3200 West Market Street, Suite 303, Akron, OH 44333, and N.V. Bekaert S.A. ("NVB"), a Belgian corporation, with its principal office at Bekaertstraat 2, B-8550, Zwevegem, Belgium (Bekaert and NVB, collectively, herein the "Bekaert Parties").

                                   RECITALS:

     A. The MSC Parties and the Bekaert Parties have entered into a Purchase Agreement dated June 10, 2001 (the "Purchase Agreement"), whereby (i) Bekaert is purchasing the ISF Membership Interest; (ii) Bekaert is purchasing the Newco Membership Interest; and (iii) NVB is purchasing the MSC/SFI Intellectual Property and MSC Intellectual Property.

     B. The parties desire to amend the Purchase Agreement to provide for further covenants and obligations between the parties and to enter into certain additional agreements, in accordance with the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, in consideration of the promises hereinafter set forth, and for other good and valuable consideration, the mutual receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

     2.  Section 1.4.6.1 shall be added to the Purchase Agreement as follows:

         "1.4.6.1.  Long Term Incentive Cash Award Adjustment. Schedule 8.3.2 is
                    -----------------------------------------
amended to add two (2) additional persons as attached hereto. An adjustment shall be made to decrease the Purchase Price in the amount of Thirty-three Thousand and Forty-nine US Dollars (US $33,049) for the additional two (2) persons added to Schedule 8.3.2. The foregoing adjustment shall be coordinated and netted with the other Purchase Price adjustments provided for in this
Section 1.4 as set forth in Section 1.4.7. Schedule 1.4.7 shall be amended to reflect the same."

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          3.   Information relating to the Solar Unit Trust dated July 15, 1997
(the "Solar Unit Trust") established by MSC Specialty Films (Australasia) Pty Limited, was an Open Due Diligence Matter (as such term is defined in Section
7.2.24 of the Purchase Agreement). The following representations and warranties by the MSC Parties, jointly and severally, shall be added to Article 3 of the Purchase Agreement:

               "3.6.9  The Solar Unit Trust. The Solar Unit Trust has been
                       --------------------
terminated and is no longer in force and effect, and the entire legal and beneficial ownership of all of the assets which were the subject of that trust (including without limitation, all of the assets of Solar Shield Pty Ltd and D.T.I. Solar Control Film (NZ) Limited transferred to such trust) are now owned and held by and have been transferred to MSC Specialty Films (Australasia) Pty Limited, unless disposed of in the ordinary course of business."

          4. Section 8.1.6 shall be added to the Purchase Agreement as follows:

               "8.1.6  Guarantees. Immediately upon Closing, MSC shall execute
                       ----------
and deliver the Notice of Release of Subsidiary Guarantee, in the form attached hereto as Schedule 8.1.6, as required by Section 1.3 of each of the Material Sciences Corporation Note Agreement dated as of February 15, 1998; and the Material Sciences Corporation Note Agreement dated as of February 15, 1997, and such action shall complete the release of all the guarantees entered into by the MSC/SFI Entities prior to the Closing Date."

          5. The last three sentences of Section 8.3.6 of the Purchase Agreement are deleted in their entirety and are replaced by the following two sentences:

          "In addition, effective as of the Closing Date, Bekaert shall provide nonqualified supplemental executive retirement plan benefits to those certain Transferred Employees who MSC/SFI proposed to add to the SERP as of the date of this Agreement (the "Additional SERP Participants"). The supplemental executive retirement plan benefits provided to the Additional SERP Participants shall be the same as those provided to the SERP Participants on the date of this Agreement."

          6. Section 9.7.1(i) of the Purchase Agreement shall be deleted in its entirety and replaced by the following:

          "(i) No time limits for making a claim under the representations and warranties found in Section 3.1.4 (Capitalization), Section 3.1.5 (Beneficial Ownership), Section 3.1.6 (Beneficial Ownership of MSC/SFI Entities), Section
3.6.1 (Title), Section 3.6.9 (The Solar Unit Trust) and Section 3.7.3 (Real Estate Title), and the foregoing shall survive indefinitely (the "Excepted Warranties");

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          7.  Section 9.2.7 shall be added to the Purchase Agreement as follows:

              "9.2.7  Express Indemnity on San Diego Lease. (a) Failure to
                      ------------------------------------
obtain the unconditional consent of HPC Properties, Inc., a California corporation, or any successor thereto (the "Landlord") or its lender to the assignment to Newco of the San Diego Lease, or (b) any damages paid in accordance with Section 3 Assignment and Assumption of Lease between the Landlord, MSC/SFI, Newco and MSC dated June 29, 2001. For purposes of this Section, "San Diego Lease" shall mean the Amended and Restated Lease Agreement, dated March 15, 2001, between MSC/SFI and Landlord for the premises located at 4540 Viewridge Avenue, San Diego, California. For the purposes of this Section "Damages" shall include by way of emphasis not limitation Damages from the failure to obtain the unconditional consent of the Landlord or its lender to the assignment to Newco of the San Diego Lease arising, directly or indirectly, out of business interruption, increases in rents or other changes to the terms of the San Diego Lease, increases in rents due to relocation by Newco, or guaranty requirements which are more onerous than the existing MSC guaranty required under the San Diego Lease."

          8.  Section 9.7.6 shall be added to the Purchase Agreement as follows:

              "9.7.6 Any claim for indemnification under Section 9.2.7 (Express Indemnity on San Diego Lease) shall not be limited in time, and shall survive indefinitely."

          9.  Section 9.9.1of the Purchase Agreement shall be amended to include
Section 9.2.7 (Express Indemnity on San Diego Lease) as a "Full Coverage Matter" as such term is used in Article 9 of the Purchase Agreement and is excepted from the maximum aggregate amount of claims as set forth in Section 9.9.1 of the Purchase Agreement, and the Basket Threshold and per claim limitations set forth in Section 9.9.2 of the Purchase Agreement; provided, however, that the amount of claims for Section 9.2.7 (Express Indemnity on San Diego Lease) shall not be counted for purposes of computing the Basket Threshold set forth in Section
9.9.2 of the Purchase Agreement.

          10. Notwithstanding any assumption of Newco of MSC/SFI's lease obligations pursuant to the Assignment and Assumption of Lease among HPC Properties, Inc., MSC/SFI, Newco and MSC dated of even date herewith (the "Assignment of Lease"), the MSC Parties acknowledge and agree that all tenant obligations under the Lease (as defined in the Assignment of Lease) that accrue or become due before the Effective Date (as defined in the Assignment of Lease) shall remain the Retained Liabilities of MSC/SFI.

          11. The parties acknowledge that the Closing of the transaction without all of the consents required under Section 7.2 of the Purchase Agreement shall not be deemed to be a waiver by the Bekaert Parties of the need of the MSC Parties to obtain such consents. The MSC Parties acknowledge their obligations under Section 8.1.4 of the Purchase Agreement to use commercially reasonable efforts to obtain the consent of the other parties to such assignments to the Companies or the Bekaert Parties, as the case may be, in all cases in which such consent is required for assignment or transfer.

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     The parties acknowledge that any Liabilities caused by the actions of the
Companies or the Bekaert Parties, as the case may be, arising out of the operation of any of the Leased Real Property for which consent to assignment to Newco has not been obtained prior to Closing and is operated after the Closing Date in accordance with Section 8.1.4 of the Purchase Agreement shall be the Liabilities of Newco.

     12.  The MSC Parties acknowledge and agree that the patents marked *OD on
Schedule 3.6.6 of the Disclosure Letter, are in full force and effect, and are included in the representation and warranty of the MSC Parties given in Section
3.6.6 of the Purchase Agreement.

     13. Except as expressly modified by the provisions of this Amendment, the terms and conditions of the Purchase Agreement shall remain in full force and effect. To the extent there is any conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

     14. This Amendment shall not be construed as affecting the Bekaert Parties' rights as to any matters not expressly addressed herein.

     15. This Amendment and all actions contemplated hereby shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to the principles of conflict of laws, as provided in Section 5-1401 of New York General Obligations Laws.



                      [Signatures on the following page]

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INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                              BEKAERT:

                              BEKAERT CORPORATION

                              By: /s/ Raf Decaluwe
                                  ----------------------------------------------
                              Title: Chief Executive Officer


                              By: /s/ David R. Best
                                  ----------------------------------------------
                              Title:  Chief Financial & Administrative Officer


                              MSC:

                              MATERIAL SCIENCES CORPORATION

                              By: /s/ James J. Waclawik, Sr.
                                  ----------------------------------------------
                              Title: Vice President, Chief Financial Officer
                                     and Secretary


                              MSC/SFI:

                              MSC SPECIALTY FILMS, INC.

                              By: /s/ James J. Waclawik, Sr.
                                  ----------------------------------------------
                              Title: Vice President, Chief Financial Officer
                                     and Secretary

                              NVB:

                              N.V. BEKAERT S.A.

                              By: /s/ Guy Haemers
                                  ----------------------------------------------
                              Title: Executive Vice-President

                              By: /s/ Raf Decaluwe
                                  ----------------------------------------------
                              Title: Chief Executive Officer